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                                                                    EXHIBIT 99.1



                    Union Planters Corporation Press Release
                               dated June 18, 2001
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               UNION PLANTERS ANNOUNCES RESTRUCTURED ORGANIZATION

Memphis, Tenn - June 18, 2001 - Jackson W. Moore, Chairman, President and Chief Executive Officer of Union Planters Corporation (NYSE:UPC), announced today a series of appointments as part of a management structural change that will streamline operations and provide more focus on sales and customer service.

         "This new organizational structure will ensure the successful implementation of our UPExcel program," Moore said. UPExcel is a comprehensive grass roots self-improvement project launched in January to enhance client service, identify opportunities for new revenues, and result in a more efficient operation. Implementation will start in the third quarter of this year. "We have defined three geographic banking regions for our 12-state franchise," Moore said. "Each region will have a Banking Group Chief Executive who will also be responsible for one of our major lines of business."

         Moore added, "We will utilize the outstanding executive management group we have in place to lead this new organization. Our long-term community banking management model ensures that decisions get made in the markets close to the customer. Our Group CEO's will have multi-state responsibilities with Regional Managers and Community Bank Presidents reporting to them."

         The appointments for members of the Executive Management Committee who will report to Moore include:

     BOBBY L. DOXEY - Senior Executive Vice President, Finance and Corporate Support
     He remains the company's Chief Financial Officer and will be responsible for the Financial Group, Technology and Operations, Human Resources, Government Affairs and Investor Relations. Moore commented, "Bobby has done an outstanding job in leading and attracting expert talent since joining Union Planters early in 2000. He is focused on the delivery of quality, efficient service by the support area of our organization to each of our customers."

     ROBERT S. DUNCAN - Senior Executive Vice President, Administration, Legal and Special Projects
     Mr. Duncan will have primary responsibility over the next 18 months for UPExcel Implementation and the coordination of merger and acquisition activity. "UPExcel is the most important company-wide project we've ever embarked on, and Bob has demonstrated great skill in leading a grassroots team of people from throughout the organization. His leadership will be critical to help us attain the goals we have set," Moore said.

     ADOLFO HENRIQUES - Southern Banking Group Chief Executive and Head of Commercial Lending
     Mr. Henriques' responsibility will include Florida, Louisiana and Texas banking markets. He also will head Corporate and Small Business Lending, Cash Management Services, International Banking, as well as other commercial subsidiaries of the Corporation. He will continue to be based in South Florida. "Adolfo's executive management experience in the
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     financial services industry has prepared him to lead this important business line and high growth region. He is an outstanding banker," Moore added.

     ALAN W. KENNEBECK - Senior Executive Vice President, Financial Services
     Mr. Kennebeck will direct the Financial Services Group, which includes Trust and Investment Management, Private Banking, Brokerage, Insurance and Sales. Moore observed, "Al led one of the most successful financial services companies in the industry prior to joining Union Planters. He will focus all his efforts on growing non-interest income in these areas, which continues to be a tremendous opportunity."

     LOU ANN POYNTER - Senior Executive Vice President, Mortgage Banking
     Ms. Poynter will have responsibility for all mortgage lending and servicing areas. "This is such a significant part of our business," Moore said, "and Lou Ann brings over 25 years of professional financial and banking experience to lead our formidable mortgage team." Ms. Poynter will continue to operate from Hattiesburg, MS, where the portfolio mortgage center is based.

     MICHAEL B. RUSSELL - Senior Executive Vice President, Risk Management and Asset Quality
     Mr. Russell's areas of responsibility include Credit Policy, Loan Review, Compliance, Audit and Data Security. Moore commented, "Mike is a long-term executive with Union Planters and he will continue to provide a steady hand in maintaining our track record of consistently strong credit quality and solid relationships with all our regulators."

     STEVEN J. SCHENCK - Mid-West Banking Group Chief Executive and Head of Retail Banking
     Mr. Schenck, who will be based in Indianapolis, has responsibility for banking markets in Illinois, Indiana, Iowa and Missouri. He will also head Retail Sales, Marketing, and Branch Operations. "Steve brings the perfect mix of experience, energy and commitment to community banking to lead our Mid-West group of banks and our 12-state retail franchise," Moore said.

     JOHN V. WHITE, JR. - Central Banking Group Chief Executive
     Mr. White will be responsible for banking markets in Alabama, Arkansas, Kentucky, Mississippi and Tennessee. "John's depth of knowledge and 30-year banking experience have made a big impact since he joined Union Planters last year," according to Moore. "He has the kind of dynamic leadership we need to enhance our core banking franchise markets in the Mid-South. John will work with Al Kennebeck to develop our Financial Services Group throughout all our banking markets," Moore added.

         The management organizational changes became effective June 11. With the exception of Ms. Poynter, Mr. Henriques and Mr. Schenck, the executive management team will be based in Memphis. The Memphis executives will relocate their offices from the Corporate Administrative Center to the 6200 Poplar facility later this year. The Corporation's official headquarters location will become 6200 Poplar Avenue, Memphis, Tennessee at that time.

         Founded in 1869, Union Planters offers banking, insurance and investment services to over two million customers. With $35 billion in assets as of March 31, 2001, Union Planters is
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among the 30 largest banking companies in the nation. It operates 823 banking offices and 1,068 ATMs in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee and Texas. The company's common stock is traded on the New York Stock Exchange under the symbol UPC and is included in the S & P 500 Index.



Contact:
Tom Woodbery
Union Planters
(901) 580-6630
tom.woodbery@upbna.com


http://www.unionplanters.com